EXHIBIT 10.2


                                 PROMISSORY NOTE

$325,000.00                                                Date:  June 13, 2005

FOR THE BALANCE OF THE PURCHASE PRICE (pursuant to a Purchase Agreement dated the 13th day of June, 2005) the undersigned (hereinafter referred to as the "Debtor", whether one or more in number) promises to pay to TONY E. HEGE, individually, (hereinafter "Creditor"), or order, at any office of Creditor, the principal sum of THREE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($325,000.00), plus interest at the rate hereinafter provided, and payable in accordance with the payment schedule set out below.

     This Promissory Note shall bear interest from the date of execution hereof at the fixed rate of Seven percent (7.0%) per annum until paid.

     Payments shall be made as follows: An initial payment due November 1, 2005 of interest only for the period of time from the date hereof until October 31, 2005, plus a principal reduction payment in the amount of $3,009.29, and thereafter eighty-three (83) successive equal monthly payments commencing December 1, 2005, of principal and interest in the amount of $4,905.12 until paid in full.

This Promissory Note is secured by a Security Agreement, liens upon the assets of and after acquired assets of RCI Entertainment (North Carolina), Inc., d/b/a Rick's Cabaret located at 5300 Old Pineville Road, Charlotte, North Carolina 28217.

The time for making payments is of the essence. However the Creditor shall provide the Debtor written notice of any failure of the Debtor to pay an amount due to the Creditor as agreed and Debtor shall have five (5) days from the receipt of said notice to cure such default. Unless otherwise agreed or required by law, each payment shall be applied in such order and manner as the Creditor may elect to unpaid interest, fees, premiums, other charges and to principal in the order due. Prepayments may, at the Creditor's discretion, be applied in reverse order of the dates periodic payments are due. Debtor may elect to prepay this Note in whole or in part, at any time without premium or penalty. If Debtor sells all or substantially all of the business, either by asset sale or units of membership sale, stock sale or otherwise, or transfers any interest in the business RCI Entertainment (North Carolina), Inc. or any interest in Top Shelf Entertainment, LLC, then this note shall be pre- paid in accordance with
Section 1.4 of the Purchase Agreement executed of even date herewith by the Creditor and Debtor.

The amount of any final payment, or the number of payments required to pay the indebtedness in full, may differ from the payment schedule provided if payments are made on other than the exact due dates.

The following shall be grounds for declaration of default: (a) failure of any Debtor to pay an amount due to the Creditor as agreed, (b) failure of any Debtor to comply with any other obligation to the Creditor, (c) the death, or declaration of incompetency of any Debtor, or the dissolution, merger in which it is not the survivor, reorganization with any unaffiliated third party, or other material change in the structure of Debtor, as applicable, (d) the loss or destruction of more than twenty-five percent (25%) of the collateral which is not replaced collateral securing payment to the Creditor, (e) the filing of any petition in bankruptcy or insolvency by or against any Debtor, (f) determination that any information supplied to the Creditor by any Debtor in connection with this credit is materially false or incomplete, and (g) Debtor moving its business to another location without prior written approval from the Creditor,

Upon determination by the Creditor of the existence of any such ground for default, the Creditor may, without notice, declare a default hereunder, whereupon all amounts due hereunder, and under any other obligation to the Creditor, shall become immediately due and payable. Any failure of the Creditor to declare a default, or to otherwise exercise any right or remedy available to it, shall not constitute a waiver by the Creditor of any such right or remedy. All amounts due to the Creditor after the Creditor declares Debtor in default, shall bear interest at the maximum rate allowed by law, but if there is no such maximum, then at Sixteen percent (16%) per year until paid.

Upon default, Debtor agrees to pay the Creditor such reasonable attorneys' fees as may be allowed by law, plus all other expenses reasonably incurred by the Creditor (including reasonable attorneys' fees) in exercising its rights or remedies, enforcing its rights against others, or in storing, protecting, or repossessing any collateral.

Unless this Promissory Note is payable in a single payment, and not by installments of interest or principal and interest, Debtor agrees to pay a late fee of 10% for any payment past due for ten (10) business days or more.

All parties to this Promissory Note, including Debtor and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor and all other notices required by law. All parties agree to remain bound hereunder notwithstanding any release of other parties, the release or surrender of collateral, or any extension of time for payment. Each Debtor shall be jointly and severally liable hereunder.

This Note may not be changed orally and shall be governed in accordance with the laws of the State of North Carolina.

     IN TESTIMONY WHEREOF, effective as of the day and year first above written, the corporate Debtor has caused this instrument to be signed in its corporate name by its duly authorized officers and its seal to be hereunto affixed by authority of its Board of Directors.

                                       DEBTOR:
                                       RCI ENTERTAINMENT (NORTH CAROLINA), INC.

Attest: /s/                            By: /s/ Eric Langan
       ----------------------------        ---------------
                 Secretary             Name: Eric Langan
(Corporate Seal)                       Title: President